SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑                    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GEOMET, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

GEOMET, INC.

909 Fannin St., Suite 1850

Houston, Texas 77010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2008

NOTICE is hereby given that the annual meeting of stockholders of GeoMet, Inc. (the “Company”) will be held on May 9, 2008, at 10:00 a.m., local time, in the Governor’s Room at the Houston Center Club, located at 1100 Caroline St., First City Tower Parking Building, 11th Floor, Houston, Texas 77002, for the following purposes:

1.	To elect a Board of Directors for the ensuing year; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 14, 2008 are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the Company’s offices located at 909 Fannin Street, Suite 1850, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of 10 days before the annual meeting.

Whether or not you expect to attend the annual meeting in person, please submit a proxy as soon as possible. In order to submit a proxy, please call the toll-free number listed on the enclosed proxy card, use the Internet as described on the enclosed proxy card, or complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company’s 2007 Annual Report on Form 10-K, containing a record of the Company’s activities and audited consolidated financial statements for the year ended December 31, 2007, is also enclosed.

Dated: March 27, 2008.

By Order of the Board of Directors

/s/ Stephen M. Smith
Stephen M. Smith
Secretary

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE OR VOTE BY INTERNET OR BY TELEPHONE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES BY MAIL, INTERNET OR TELEPHONE WILL INSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

GEOMET, INC.

909 Fannin St., Suite 1850

Houston, Texas 77010

PROXY STATEMENT

For Annual Meeting of Stockholders

To be Held on May 9, 2008

GENERAL

The accompanying proxy is solicited by the Board of Directors (the “Board” or the “Board of Directors”) of GeoMet, Inc. (the “Company” or “GeoMet”) for use at the annual meeting of stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is April 1, 2008.

The cost of soliciting proxies will be borne by the Company. The Company may use certain of its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.

Proxies

Shares represented by valid proxies and not revoked will be voted at the meeting in accordance with the directions given. If no direction is given, such shares will be voted in accordance with the recommendations of our Board unless otherwise indicated. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Secretary of the Company, by filing with the Company a proxy bearing a subsequent date or by voting in person at the meeting.

Voting Procedures and Tabulation

Holders of record of our common stock may vote using one of the following three methods:

By Mail: Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: By accessing the voting website listed on the accompanying proxy card, stockholders of record may vote through the Internet in accordance with the instructions included on the proxy card and on the voting website.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

The Company will appoint one or more inspectors of election to conduct the voting at the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director and the number of votes cast for, against or withheld. A majority of the Common Stock outstanding and entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum. Directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereat. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on voting on the election of directors, provided a quorum is present.

Voting Securities

The only voting security of the Company outstanding is its Common Stock, par value $0.001 per share. Only the holders of record of Common Stock at the close of business on March 14, 2008, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On the record date, there were 39,000,196 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote on each matter presented at the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide for a minimum of one director and a maximum of seven directors. The Board of Directors has established that seven directors will be the number of directors that will constitute the full Board of Directors at the time of the 2008 annual meeting of stockholders. At the meeting, seven directors will be elected.

Directors are elected by plurality vote, and cumulative voting is not permitted. All duly submitted and unrevoked proxies will be voted for the nominees selected by the Board of Directors, except where authorization to vote is withheld. If any nominee should become unavailable for election, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Directors are elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified.

The nominees of the Board for directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The table below sets forth certain information with respect to the nominees. All of the nominees are presently directors of the Company. All of the nominees have served continuously as directors since the date of their first election or appointment to the Board.

J. Hord Armstrong, III, age 66, Director since January 2006.	Mr. Armstrong has over 30 years of financial and operational experience in varied industries. Mr. Armstrong has served as Chairman and Chief Executive Officer of Armstrong Land Company, LLC, a private company that owns coal reserves in the United States, since 2006. Mr. Armstrong founded D&K Healthcare Resources, Inc. in 1987, and served as its Chairman and Chief Executive Officer until October 2005. From 1977 to 1987, Mr. Armstrong was with Arch Coal Inc. last serving as its Chief Financial Officer. Mr. Armstrong was First Vice President with White Weld & Company, an investment banking firm, from 1968 to 1977. Mr. Armstrong served for ten years as a member of the Board of Trustees of the St. Louis College of Pharmacy and has served as a director of Jones Pharma Incorporated. Mr. Armstrong formerly served as Chairman of the Board of Trustees of the Pilot Fund, a registered investment company, and also formerly served as a Director of BHA, Inc., based in Kansas City, Missouri. Mr. Armstrong graduated from Williams College in 1963, and attended the New York University School of Business in 1965 and 1966.

James C. Crain, age 59, Director since January 2006.	Mr. Crain has been involved in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has held officer positions with Marsh Operating Company, an energy investment firm focusing on energy investments, including his current position, President, which he has held since 1989. In addition, since 1997, Mr. Crain has acted as a general partner of Valmora Partners, L.P., which invests in various oil and gas businesses, among other things. Prior to joining Marsh in 1984, Mr. Crain was a Partner in the law firm of Jenkens & Gilchrist. Mr. Crain currently serves on the boards of directors of Crosstex Energy G.P., L.L.C., Crosstex Energy, Inc. and Approach Resources, Inc. Mr. Crain holds a Bachelors degree in Accounting, a Masters of Professional Accounting in Taxation degree and a Juris Doctorate degree, all from the University of Texas.

Stanley L. Graves, age 63, Director since January 2006.	Mr. Graves has over 35 years of experience in the oil and gas business and currently serves as President of Graco Resources, Inc., a coal and energy consulting firm. He served as Chairman of the Board of Graves Service Company, Inc. from 1990 until it was sold in 2006. From 1997 to 2002, Mr. Graves was the President of U.S. Clay, L.P., which mined and processed bentonite. Prior to his time at U.S. Clay, L.P., Mr. Graves served as Vice President—Business Development for Ultimate Abrasive Systems, Inc., as President of Eldridge Gathering System Inc., and as Vice President of Energen Corp., the largest coalbed methane producer in Alabama. Mr. Graves currently serves on the board of directors of CapitalSouth Bancorp, a publicly traded bank holding corporation. Mr. Graves holds a Bachelors degree in Engineering from Auburn University.

Charles D. Haynes, age 68, Director since January 2006.	Dr. Haynes has over 40 years in the energy profession as a consultant, academic, researcher, and executive. He retired from The University of Alabama in May 2005, having held faculty and administrative positions since 1991. From 1977 to 1990, he was a senior executive officer and director of Belden & Blake Corporation, an oil and gas drilling and exploration company. He is a licensed professional engineer in Alabama and served on the Alabama Board of Licensure for Engineers and Land Surveyors from 2002 to 2007. He holds Bachelors, Masters, and Doctorate degrees from The University of Alabama, Pennsylvania State University, and the University of Texas, respectively, in mining and petroleum engineering.

W. Howard Keenan, Jr., age 57, Director since December 2000.	Mr. Keenan has over 30 years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private equity investment manager focused on the energy industry. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas including the founding of the first Yorktown Fund in 1991. He is or has served as a director of multiple Yorktown portfolio companies, including Concho Resources, Inc. Mr. Keenan holds a Bachelors degree from Harvard College and a Masters of Business Administration from Harvard University.

Philip G. Malone, age 59, Director since April 2005.	Mr. Malone has served as our Senior Vice President—Exploration since January 2006 and has served in executive positions with GeoMet since he participated in founding the company in 1985. Mr. Malone has over 33 years experience as a professional geologist; one year at the Geological Survey of Alabama, ten years at USX Corporation and the remainder at GeoMet. From 1976 to 1985, he was a geologist with USX Corporation and served as chief geologist for the last three years of his tenure with responsibility for supervising exploration and development work related to coal and coalbed methane for USX Southern District. He has authored and co-authored numerous technical papers and is a recognized speaker worldwide on coalbed methane topics. Mr. Malone holds a Bachelors degree in Geology from the University of Alabama.

J. Darby Seré, age 60, Director since December 2000.	Mr. Seré has served as a Director, President and Chief Executive Officer of GeoMet, Inc. since December 2000. Mr. Seré was elected Chairman of the Board in January 2006. Mr. Seré has over 35 years of experience in the oil and gas business, including 17 years as Chief Executive Officer of two publicly held exploration and production companies. Mr. Seré served as President, Chief Executive Officer, and a Director of Bellwether Exploration Company from 1988 to 1999, where he also served as Chairman of the Board from 1997 to 1999, and was a co-founder and President, Chief Executive Officer and Director of Bayou Resources, Inc. from 1982 to 1987. Mr. Seré was Manager of Acquisitions, Vice President–Acquisitions and Engineering and Executive Vice President of Howell Corporation / Howell Petroleum Corporation from 1977 to 1981. Mr. Seré began his career as a staff reservoir engineer for Chevron Oil Co. in 1970. Mr. Seré currently serves as a director of Gateway Energy Corporation, a publicly held gas gathering, transportation and distribution company. Mr. Seré is a registered professional engineer and holds a Bachelors degree in Petroleum Engineering from Louisiana State University and a Masters of Business Administration from Harvard University.

In connection with the Company’s long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with its ethical principles, the Board of Directors has adopted a Corporate Code of Business Conduct and Ethics applicable to all employees, officers, directors, and advisors of the Company. The Code of Business Conduct and Ethics of the Company is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Board Independence

The Board has determined that each of the following directors and director nominees is “independent” as defined by Rule 4200(a)(15) of the listing standards of NASDAQ:

J. Hord Armstrong, III

James C. Crain

Stanley L. Graves

Charles D. Haynes

The Board has determined that each of the current members of the Audit Committee, the Nominating, Corporate Governance and Ethics Committee and the Compensation Committees of the Board of Directors is “independent” within the rules set forth in the listing standards of NASDAQ.

The Board has also determined that each of J. Darby Seré, Chairman, President and Chief Executive Officer of the Company, Philip G. Malone, Senior Vice President—Exploration, and W. Howard Keenan, Jr., a current director of the Company, is not “independent” as defined by Rule 4200(a)(15) of the listing standards of NASDAQ. The Board has determined that not all of the current members of the Executive Committee are “independent” within the rules set forth in the listing standards of NASDAQ.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has seven directors and the following four committees: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Ethics Committee, and the Executive Committee. The membership and function of each committee is described below. Each of the committees, other than the Executive Committee, operates under a written charter adopted by the Board of Directors. A copy of each committee charter is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com. Printed copies of any of the committee charters my be obtained upon request addressed to our Corporate Secretary, GeoMet, Inc. 909 Fannin St., Suite 1850, Houston, Texas 77010.

During the Company’s fiscal year ended December 31, 2007, the Board of Directors held a total of 11 meetings. Each director attended at least 75% of the aggregate of such meetings held during the period in which such director served and the meetings held by all committees on which such director served.

Audit Committee

The current members of the Audit Committee are J. Hord Armstrong, III (Chairman), James C. Crain, and Stanley L. Graves, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules and were members of the Audit Committee during fiscal 2007. The Audit Committee met five times during 2007. The role of the Audit Committee is to appoint our independent auditors and to review, with our auditors, the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. A complete description of the Audit Committee’s responsibilities is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com.

The Board has determined that J. Hord Armstrong, III is the “audit committee financial expert” of the Board of the Company, as defined in the rules established by NASDAQ and the SEC.

Compensation Committee

The current members of the Compensation Committee are Charles D. Haynes (Chairman), James C. Crain, and Stanley L. Graves, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules and were members of the Compensation Committee during fiscal 2007. The Compensation Committee met 10 times during 2007, either in person or by telephone. The role of the Compensation Committee is to review the performance of officers, including those officers who are also members of the Board, and to set their compensation. The Compensation Committee also supervises and administers the Company’s stock option plans and all other compensation and benefit policies, practices and plans of the Company.

Nominating, Corporate Governance and Ethics Committee

The current members of the Nominating, Corporate Governance and Ethics Committee are J. Hord Armstrong, III (Chairman), Stanley L. Graves, and Charles D. Haynes, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules and were members of the Nominating, Corporate Governance and Ethics Committee during fiscal 2007. The Nominating, Corporate Governance and Ethics Committee did not meet during 2007 but met on March 13, 2008 to, among other things, consider and recommend to the Board that the current slate of directors be nominated by the Board to stand for re-election at the 2008 Annual Meeting of Stockholders. The Nominating, Corporate Governance and Ethics Committee assists the Board by identifying individuals qualified to become Board members, advises the Board concerning Board membership, leads the Board in an annual review, and recommends director nominees to the Board.

Executive Committee

The Board established an Executive Committee by a resolution adopted by the entire Board during 2006. The present members of the Executive Committee are J. Darby Seré, James C. Crain, and W. Howard Keenan, Jr. The Executive Committee has the authority during the intervals between the meetings of the Board, to exercise all the powers of the Board in the management of the business and affairs of the Company, except for matters relating to amending the certificate of incorporation of the Company, adopting an agreement of merger or consolidation, recommending to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company’s property or assets, recommending to the stockholders the dissolution of the Company or a revocation of a dissolution of the Company, amending, altering or repealing the Company’s bylaws or adopting new bylaws, or otherwise acting in events specified by the Delaware General Corporation Law that call for Board action. The Executive Committee did not have a meeting during 2007 because there were no instances requiring the exercise of the powers of the Board that were not handled during regularly scheduled or special meetings of the full Board.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating, Corporate Governance and Ethics Committee is to consider properly submitted nominations for candidates for membership on the Board, as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described below in “Director Qualifications.” Any stockholder director nomination proposed for consideration by the Nominating, Corporate Governance and Ethics Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Nominating, Corporate Governance and Ethics Committee

c/o Corporate Secretary

GeoMet, Inc.

909 Fannin St., Suite 1850

Houston, Texas 77010

Director Qualifications

The Board has adopted criteria that apply to nominees recommended by the Nominating, Corporate Governance and Ethics Committee for a position on the Company’s Board. Among the qualifications provided by the criteria, members should be of the highest ethical character and share the values of the Company. Directors should have reputations consistent with the image and reputation of the Company and should be highly accomplished in their respective fields, possessing superior credentials and recognition. Directors should also be active or former senior executive officers of public or significant private companies or leaders in various industries, including the oil and gas industry. Directors should also have the ability to exercise sound business judgment.

Identifying and Evaluating Nominees for Directors

The Nominating, Corporate Governance and Ethics Committee utilizes a variety of methods for identifying and evaluating nominees for director. Upon the need to add a new director or fill a vacancy on the Board, the Nominating, Corporate Governance and Ethics Committee will consider prospective candidates. Candidates for director may come to the attention of the Nominating, Corporate Governance and Ethics Committee through current Board members, professional search firms, stockholders, or other persons as provided by the charter of the Nominating, Corporate Governance and Ethics Committee. As described above, the Nominating, Corporate Governance and Ethics Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating, Corporate Governance and Ethics Committee along with the other recommendations. In evaluating such nominations, the Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described above in “Director Qualifications,” which seeks to achieve a balance of knowledge, experience, and expertise on the Board. All new director nominees and directors standing for re-election will be evaluated without regard to race, sex, age, religion or physical disability.

Directors Attendance at Annual Meetings of Stockholders

All of our directors are expected to attend each annual meeting of our stockholders. A director who is unable to attend the annual meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at our annual meeting will be considered by our Nominating, Corporate Governance and Ethics Committee in assessing each director’s performance. Last year, all directors attended our annual meeting of stockholders.

Stockholder Communications with the Board

The Board provides a process for stockholders of the Company to send written communications to the entire Board. Stockholders of the Company may send written communications to the Board c/o Corporate Secretary, GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas 77010. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board on a periodic basis.

Report of the Audit Committee

To the Stockholders of GeoMet, Inc.:

The Audit Committee of the Board of Directors oversees the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, including the Company’s system of internal controls and the preparation of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report referred to below, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 114, “The Auditor’s Communication with those Charged with Governance.” The Audit Committee has also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, and has discussed the independent accountant’s independence and considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that the Company’s independent registered public accounting firm is in fact “independent.”

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The

Audit Committee held five meetings during fiscal year 2007, and all members of the Audit Committee were in attendance at the meetings, either in person or telephonically.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

J. Hord Armstrong III, Chairman

James C. Crain

Stanley L. Graves

The above report of the Audit Committee and the information disclosed above related to Audit Committee independence under the heading “Board Independence” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or under the Securities Act of 1933 (the “Securities Act”).

Accounting Fees and Services for Fiscal Years 2007 and 2006

During the fiscal years ended December 31, 2007 and December 31, 2006, the Audit Committee retained Deloitte & Touche LLP to provide services to us in the following categories and amounts.

Audit Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for the review of the financial statements included in our quarterly reports on Form 10-Q and the audit of financial statements included in the annual report on Form 10-K for the fiscal years ended December 31, 2007 and December 31, 2006 were $935,725 and $320,250, respectively.

Audit-Related Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for the fiscal year ended December 31, 2007 and December 31, 2006 were $40,000 and $674,889, respectively, which fees were incurred mainly in connection with our private offering and our initial public offering of our common stock.

Tax Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for tax services for both the fiscal years ended December 31, 2007 and December 31, 2006 were $13,400 and $58,250, respectively.

All Other Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for other services for the fiscal years ended December 31, 2007 and December 31, 2006 were $0 and $4,797, respectively.

Pre-Approval Policies

Under the terms of its charter, our Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may delegate authority to one or more designated members of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions are presented to the full Audit Committee at its next scheduled meeting. The pre-approval process includes assessing whether the services being provided maintain compliance of auditor independence.

All audit-related services, tax services and other services for 2007 set forth above were pre-approved by the Audit Committee, which determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth, as of March 1, 2008, the beneficial ownership of Common Stock of the Company (the only equity securities of the Company presently outstanding) by (i) each director and nominee for director of the Company, (ii) the named executive officers listed in the Summary Compensation Table elsewhere in this proxy statement, (iii) all directors and executive officers of the Company as a group and (iv) each person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

Unless otherwise indicated in the footnotes to this table each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares(1)		Percent of Class(2)
Yorktown Energy Partners IV, L.P. 410 Park Avenue New York, New York 10022	16,202,696		41.6%

W. Howard Keenan, Jr. 410 Park Avenue New York, New York 10022	16,202,696	(3)	41.6%

J. Darby Seré 909 Fannin, Suite 1850 Houston, Texas 77010	1,459,994	(4)	3.7%

William C. Rankin 909 Fannin, Suite 1850 Houston, Texas 77010	1,174,549	(5)	3.0%

Philip G. Malone 5336 Stadium Trace Parkway Suite 206 Birmingham, Alabama 35244	905,305	(6)	2.3%

Brett S. Camp 5336 Stadium Trace Parkway Suite 206 Birmingham, Alabama 35244	899,245	(7)	2.3%

J. Hord Armstrong, III 909 Fannin, Suite 1850 Houston, Texas 77010	12,000	(8)	*

James C. Crain 909 Fannin, Suite 1850 Houston, Texas 77010	12,000	(9)	*

Stanley L. Graves 909 Fannin, Suite 1850 Houston, Texas 77010	13,000	(10)	*

Charles D. Haynes 909 Fannin, Suite 1850 Houston, Texas 77010	4,100	(11)	*

All executive officers and directors as a group (nine persons)	20,682,889		51.6%

*	Less than 0.1%.

(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power. Securities not outstanding, but included in the beneficial ownership of each such person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing percentage of the class owned by any other person. The total number includes shares issued and outstanding as of March 1, 2008, plus shares which the owner shown above has the right to acquire within 60 days of that date.
(2)	For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days of March 1, 2008, pursuant to the exercise of outstanding stock options and warrants.
(3)	Represents 16,202,696 shares of common stock owned by Yorktown Energy Partners IV, L.P. W. Howard Keenan, Jr. is a member and a manager of the general partner of Yorktown Energy Partners IV, L.P. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown Energy Partners IV, L.P., except to the extent of his pecuniary interest therein.
(4)	Includes options to purchase up to 504,300 shares of common stock, 102,736 shares of common stock that are held in a charitable family foundation of which Mr. Seré shares dispositive power and voting control, 58,786 shares that are held jointly with Mr. Seré’s wife for which Mr. Seré shares dispositive power and voting control, 256,231 shares of common stock that are held in a limited partnership under the control of Mr. Seré and for which he holds voting control and dispositive power, 1,997 shares that are held by a corporation that Mr. Seré controls and for which he holds voting control and dispositive power and 58,943 shares held by Mr. Seré’s wife for which Mr. Seré disclaims voting control and dispositive power.
(5)	Includes options to purchase up to 573,672 shares of common stock, 1,216 shares of common stock that are held by a limited liability company wholly-owned by Mr. Rankin and for which he holds voting control and dispositive power and 212,325 shares of common stock that are held in a limited partnership under the control of Mr. Rankin, and for which he holds voting and dispositive power.
(6)	Includes options to purchase up to 7,911 shares of common stock and 443,684 shares of common stock held by the spouse of Philip G. Malone.
(7)	Includes options to purchase up to 7,911 shares of common stock and 443,684 shares of common stock held by the spouse of Brett S. Camp.
(8)	Includes options to purchase up to 2,000 shares of common stock.
(9)	Includes 1,500 shares that are held in a family trust of which Mr. Crain is the trustee and has dispositive power and voting control and options to purchase up to 2,000 shares of common stock.
(10)	Includes 5,000 shares held in an SEP account in the name of Mr. Graves and options to purchase up to 2,000 shares of common stock.
(11)	Includes 100 shares held by Mr. Haynes’ spouse and options to purchase up to 2,000 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

Introduction

The following discussion provides an overview of the Compensation Committee of our Board of Directors, the background and objectives of our compensation programs for our senior management, and the material elements of the compensation of each of the executive officers identified in the following table, to whom we refer to as our named executive officers:

Name	Title
J. Darby Seré	President, Chief Executive Officer and Chairman of the Board (our principal executive officer)

William C. Rankin	Executive Vice President and Chief Financial Officer (our principal financial officer)

Philip G. Malone	Senior Vice President—Exploration and Director

Brett S. Camp	Senior Vice President—Operations

Compensation Committee

The Compensation Committee of our Board of Directors has overall responsibility for the approval, evaluation and oversight of all of our compensation plans, policies and programs. The primary purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to the compensation of our named executive officers and directors. The primary responsibilities of the Compensation Committee include, among other things, (i) annually reviewing and making recommendations to our Board of Directors regarding our general compensation policies with respect to named executive officers and directors, (ii) annually reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers, evaluating our officers’ performance in light of these goals, and recommending to the Board compensation levels based on these evaluations, and (iii) producing a committee report on executive compensation as required by the SEC to be included or incorporated by reference in our proxy statement or other applicable SEC filings.

Our Board appoints our Compensation Committee members and Chair, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of our Compensation Committee may be removed, with or without cause, by our Board. Our Board of Directors appoints members to the Compensation Committee considering criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements. No member of our Compensation Committee participates in any of our employee compensation programs, and our Board has determined that none of our Compensation Committee members has any material business relationship with us. The members of the Compensation Committee are Charles D. Haynes, James C. Crain, and Stanley L. Graves, all of whom are independent directors in accordance with the NASDAQ Marketplace Rules. The Compensation Committee may form subcommittees and delegate authority to any subcommittee so formed whenever it deems appropriate.

The Compensation Committee on occasion meets with our Chief Executive Officer and other executives to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Although management makes recommendations to the Compensation Committee on executive compensation, the Compensation Committee is not bound by and does not always accept management’s recommendations. The Compensation Committee also seeks input from an independent compensation consultant prior to making any final determinations. Our Chief Executive Officer attends some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by members of management or non-independent directors.

The Compensation Committee’s function is more fully described in its charter, which the Compensation Committee and the Board of Directors reviewed and amended on March 13, 2007 and March 14, 2008. The Compensation Committee will continue to review and assess the adequacy of the charter and recommend any proposed changes to the Board for approval on an annual basis. A copy of the charter is available on the Company’s website at www.geometinc.com under the “Corporate Governance” section. The Compensation Committee works with our Chief Executive Officer to establish an agenda for each meeting of the Compensation Committee and to prepare meeting materials. Our Chief Executive Officer, outside corporate counsel, and other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Compensation Committee; however, the Compensation Committee and Board of Directors often solicit the advice of our Chief Executive Officer on compensation matters, including as they relate to the compensation of other senior management, including the other named executive officers.

Our Compensation Committee may retain, at our expense, independent compensation consultants that the Committee deems advisable to assist it in executive compensation matters. The Compensation Committee meets with the compensation consultants, with and outside of the presence of our management, to review findings and recommendations regarding executive compensation and considers those findings and recommendations in determining and making adjustments to our executive compensation program. For the year ended December 31, 2007, the Compensation Committee initially retained the services of Compass Consulting and Benefits, Inc. (formerly known as Apogee, a division of Compass Insurance Agency, Inc.) and in December it retained BDO Seidman LLP (both referred herein as the “Compensation Consultant”) to assist it in fulfilling its responsibilities as assigned by the Chair of the Committee. The Compensation Committee relied upon the Compensation Consultant for, among other matters, information regarding compensation trends in the oil and gas exploration and production industry, relative compensation for similarly situated executive officers, the payment of certain incentive awards to our executive officers, as well as the design of employee retention programs.

The Compensation Committee held 10 meetings during 2007, including regular meetings and special meetings, and all members of the Compensation Committee were in attendance at the meetings, either in person or telephonically.

Objectives of Compensation Programs

Compensation Philosophy

To ensure that our executive compensation program is competitive, our Compensation Committee works with the Compensation Consultant to evaluate and compare certain elements of total compensation against a peer group of similar publicly traded oil and gas exploration and production companies (“Compensation Peer Group”). Our Compensation Peer Group consists of larger and smaller companies that have a total market capitalization of less than $1 billion against which we believe we compete for talent and for stockholder investment, considering relative size, scope and nature of operations, activity level and personnel. The companies comprising our Compensation Peer Group in 2007, prior to any industry consolidation and activity in 2007, were: Brigham Petroleum Company, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., Edge Petroleum Corporation, FX Energy, Inc., Gasco Energy, Inc., McMoRan Exploration Co., The Meridian Resource Corporation, NGAS Resources, Inc., Parallel Petroleum Corporation, Petroquest Energy, Inc., Quest Resource Corporation, and Warren Resources, Inc. We intend to review the composition of the peer group from time to time to assure that the peer group continues to provide a reasonable representation of the market in which we compete for executive talent.

Our compensation programs are designed with the philosophy of attracting and retaining highly skilled executive officers and aligning the interests of these officers with our interests and those of our stockholders. The goals of our compensation program are to (i) pay our employees for the value of their contributions, recognizing differences in individual performance through the various components of total compensation, (ii) provide total compensation that is flexible enough to respond to changing market conditions and that also aligns compensation levels with sustained performance compared to industry benchmarks, and (iii) provide total compensation that will attract, motivate and retain persons of high quality and support a long-standing internal culture of loyalty and dedication to our interests. The Compensation Committee is charged with setting compensation for our executive officers at a level that will achieve these goals. The Compensation Committee determines the compensation by analyzing competitive benchmarks in comparison with our Compensation Peer Group to attract and retain the personnel the Compensation Committee believes will be best suited to achieve the performance benchmarks set by the Compensation Committee. Compensation for each executive officer is determined by the Compensation Committee by evaluating such officer’s performance, Company performance, and the officer’s impact on the Company’s performance. Based upon these evaluations, the Compensation Committee determines the compensation for each of the executive officers that is consistent with the specific goals set by the Compensation Committee and overall compensation philosophy.

Compensation Policies

The Compensation Committee is responsible for reviewing and making recommendations regarding our compensation policies with respect to our executive officers and directors. Prior to our becoming a public company in July 2006 and following discussions with our legal and financial advisors, we implemented these policies to achieve the goals established by the Compensation Committee for compensating our executive officers. The Compensation Committee reviews the policies on an annual basis to determine if the compensation the Committee approves for our executive officers is effective in motivating our officers to perform their responsibilities to achieve our operational objectives.

Elements of Compensation

The principal elements of our executive compensation program are base salary, annual cash incentive bonuses, and long-term equity incentives in the form of stock options and restricted stock grants and post-termination severance (under certain circumstances), as well as other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan, and membership fees, club dues and assessments at a downtown Houston luncheon club for our Chief Executive Officer and Chief Financial Officer.

Base salary

We review base salaries for our Chief Executive Officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our Compensation Peer Group, the relationship among base salaries paid within our Company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our program design objectives, including the ability to attract, motivate and retain highly talented individuals in a competitive environment.

The base salaries, as wells as the amount that each base salary was increased for 2007, for our named executive officers in 2007 were as follows:

Name	Amount of Base Salary Increase for 2007	2007 Base Salary
J. Darby Seré	$15,000	$315,000
William C. Rankin	$12,000	$252,000
Philip G. Malone	$9,750	$204,750
Brett S. Camp	$9,750	$204,750

In its consideration of 2007 salary adjustments applicable to the named executive officers, the Compensation Committee reviewed information on compensation levels of the Compensation Peer Group supplied by the Compensation Consultant, took into account internal equity issues, and considered the performance of each of the officers. In general, the Compensation Committee assessed the performance of the officers in leading and managing as commendable given the two equity offerings completed in 2006 and the transition from being a privately held company to a publicly traded company and concluded that modest salary adjustments were in order.

In regard to Mr. Seré, the Compensation Committee considered his efforts in leading the roadshows that resulted in the completion of the Company’s two equity offerings, his strategic leadership that led to increased capital expenditures for project development, and the execution of firm transportation agreements with a pipeline carrier during 2006. In regard to Mr. Rankin, the Compensation Committee considered his effectiveness in support of the completion of the Company’s equity offerings, his leadership in developing a staff that successfully handled the increased workload and complexity of public company reporting requirements, the development of a successful hedging program, and the negotiation of an option to acquire Shamrock Energy LLC and the subsequent closing of that acquisition during 2006. In regard to Mr. Malone, the Compensation Committee considered his accomplishments in identifying prospects with future development potential, his work on the development of new well completion techniques and his contributions to the roadshows and investor meetings during 2006. In regard to Mr. Camp, the Compensation Committee considered his oversight of the installation of pipeline facilities under duress of a lawsuit, his contributions to the securing of additional long-term pipeline capacity for gas sales from the Gurnee field and his contributions to the roadshows and investor meetings during 2006.

Effective as of January 1, 2008, the Compensation Committee increased the base salaries of Messrs. Seré, Rankin, Malone and Camp by $18,000, $12,600, $16,050 and $16,050, respectively. In its consideration of 2008 salary adjustments applicable to the named executive officers, the Compensation Committee reviewed information on compensation levels of the Compensation Peer Group supplied by the Compensation Consultant, took into account internal equity issues, and considered the performance of each of the officers. In general, the Compensation Committee assessed the performance of the officers in leading and managing as commendable given the operational and legal challenges the company faced in 2007 and concluded that modest salary adjustments were in order. In regard to Mr. Seré, the Compensation Committee considered his efforts in regard to management of significant litigation that the Company faced, addressing production performance problems and evaluating strategic alternatives for the Company during 2007. In regard to Mr. Rankin, the Compensation Committee considered his role as chief negotiator in settlement discussions with CNX Gas, his efforts in maintaining the stability of the financial function given the competitive nature of the market for financial professionals, his efforts in achieving Sarbanes-Oxley compliance, his success in maintaining good working relationships with the Company’s bank lending group and his contributions to the consideration of strategic alternatives during 2007. Increases for Messrs. Malone and Camp were based on their effectiveness in leading the Company into new exploration and development projects, addressing production performance issues, and their contributions to the consideration of strategic alternatives during 2007.

Annual cash incentives

Annual cash incentive compensation is intended to focus and reward individuals on measures identified as having a positive impact on our annual business results. For 2007, the following factors were utilized by the Compensation Committee, with input from the Compensation Consultant, to determine annual cash incentives:

•	annual production;

•	year-end proved reserve quantities;

•

annual EBITDA, as adjusted (which is defined as earnings before interest, taxes, and depreciation, depletion and amortization and excluding any non-cash components of EBITDA such as unrealized mark-to-market gains or losses on hedging activities and stock compensation expense and further adjusted using 2007 budgeted natural gas prices); and

•	three-year finding and development costs.

The first three performance measures were chosen because they are considered to be important drivers of increases in stockholder value. The fourth performance measure is a metric related to the efficient use of capital. Each of these performance measures carries a 25% weight in determining the total bonus amount. The annual bonus amount determined by achievement performance targets will range from a minimum of 25% of each officer’s target percentage of annual base salary to a maximum of 175% of such target percentage. The bonus targets for our Chief Executive Officer, our Chief Financial Officer and our two senior vice presidents are 60%, 50%, 40%, and 40% of annual base salary, respectively. Our Chief Executive Officer may recommend that any or all of the individual bonuses (except his own), as so determined, be adjusted by an absolute 25% of the bonus target percentage of annual base salary compensation based on subjective individual performance factors. The Compensation Committee may make further adjustments to increase or decrease individual bonuses based on subjective performance factors.

The annual cash incentives awarded to the named executive officers for fiscal year 2007 performance are included in the Summary Compensation Table and are discussed in further detail below. The table reflects awards for 2007 performance that were paid during March 2008. Footnote 1 to the Summary Compensation Table also includes disclosure of awards for 2006 performance that were paid during 2007.

Our actual 2007 results as compared to the pre-established financial, production and proved reserves performance objectives set in regard to the 2007 bonuses for which the named executive officers were eligible yielded a bonus for each officer that was 93.75% of their respective bonus targets. The table below shows how the Compensation Committee calculated the bonus amounts. In particular, the provision that the achievement of 90% to 95% of the goal results in 75% payment of the contingent amount, while the achievement of 95% to 105% of a measure results in payment of the target amount. The Chief Executive Officer did not recommend, and the Compensation Committee did not elect to make, any subjective adjustments to individual bonuses based on our 2007 performance.

Category	Target	Actual	% of Target	Weight	Credit	Earned
Annual Gas Sales Volumes	7.2 Bcf	7.126 Bcf	99%	25%	100%	25%
Year-End Proved Reserves	372 Bcf	350.2 Bcf	94%	25%	75%	18.75%
Annual Adjusted EBITDA	$22,500,000	$23,300,000	104%	25%	100%	25%
Three-Year Finding & Development Costs	$1.51/Mcf	$1.56/Mcf	97%	25%	100%	25%

Total	—	—	—	—	—	93.75%

Long-term incentives

Long-term incentives comprise a significant portion of a senior executive’s compensation package. Long-term incentives are consistent with our objective of providing an “at-risk” component of compensation. Our 2006 Long-Term Incentive Plan (the “2006 Plan”), under which 2,000,000 shares of our common stock have been reserved for awards to be granted, was approved by our board of directors and stockholders in April 2006. The purposes of the 2006 Plan are to attract and retain employees and independent directors, further align their interests with stockholder interests, and closely link compensation with our performance. The 2006 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of employees and independent directors with those of our stockholders. We believe that our officers, independent directors, and technical and professional employees who have an investment in the Company are more likely to meet and exceed performance goals. We believe that the various equity-based incentive compensation vehicles provided for under the 2006 Plan, which may include stock options, restricted and unrestricted stock, performance awards and other incentive awards, are needed to maintain and promote our competitive ability to attract, retain and motivate officers, independent directors, and technical and professional employees.

Under the 2006 Plan to date, our Compensation Committee has granted incentive stock options, non-qualified options and restricted stock awards. Grants of incentive and non-qualified stock options represent the right to purchase shares of our common stock in the future at a price equal to the fair market value of shares of our common stock on the date of grant and upon such terms and conditions specified by our Compensation Committee that are consistent with the 2006 Plan. Restricted stock awards represent shares of our common stock that are subject to such restrictions, terms, and conditions as may be specified by the Compensation Committee that are consistent with the 2006 Plan.

The Compensation Committee approves the total stock options and restricted stock awards that will be made available, as well as the size of individual awards for our named executive officers and other key employees. All awards are made in accordance with the 2006 Plan and our internal policies, which set forth the timing of awards and the procedures for making awards. Generally, annual awards to executive officers and key employees are granted during the first open trading window of each year (usually during the third week of March) as described in the Company’s Securities Trading Policy adopted by the Board of Directors. Individual awards may be granted at other points during the year in the event of a promotion, employment or other unique event. For the year ended December 31, 2007, awards to our four named executive officers and two other officers were not made in March because we were in the process of exploring strategic alternatives. Those awards were granted in September 2007 but were made using the valuations that were used in March 2007 to determine the awards made to our key employees for parity of treatment. The amounts awarded may vary from year to year and are based on certain factors, including Company performance, the analysis of Compensation Peer Group data, annual base salary compensation and the value of the awards. We determine the value of stock options using the Black-Scholes methodology and base the value of restricted stock upon the fair market value of the stock on the date of the award. Previous awards, whether vested or unvested, and input from the Compensation Consultant may be considered by the Compensation Committee in establishing a current year’s awards.

In 2006 and 2007, the Compensation Committee selected stock options in order to make our four named executive officers’ and two other officers’ compensation consistent with returns realized by our stockholders. While it was deemed appropriate and market competitive based upon studies conducted by the Compensation Consultant to employ stock options that vest with service in the compensation mix, the Compensation Committee has chosen to challenge our four named executive officers and two other officers by making the vesting of one-half of the stock options awarded contingent on performance goals that are important benchmarks of the operational and financial achievements required for the long-term growth of the Company. Likewise, in its review of competitive data, the Compensation Committee noted the frequent use of restricted stock by the Compensation Peer Group. The Compensation Committee believes that restricted stock has a place in the Company’s long-term incentive program as an opportunity to increase ownership by key employees and as a retentive element of compensation. Again, however, the Compensation Committee has chosen to challenge our four named executive officers and two other officers to achieve operational and financial objectives in order for the restricted stock to vest.

For the year ended December 31, 2007, the Compensation Committee approved long-term incentive awards to our four named executive officers, two other officers, and awards of incentive stock options to 41 of our key employees. Thirty-seven key employees, in addition to our four named executive officers and two other officers, also received awards of restricted stock. Based upon a study of our Compensation Peer Group prepared by and in consultation with the Compensation Consultant, the Compensation Committee set the value of the 2007 long-term incentives awarded to our Chief Executive Officer, our Chief Financial Officer, our two senior vice presidents and two other officers at 100%, 70%, 50% and 40% of their annual base salary. The Compensation Committee determined that the 2007 long-term incentive awards granted to our four named executive officers and two other officers would be allocated as follows: (i) 40% as incentive stock options, (ii) 40% as non-qualified stock options, and (iii) the remaining 20% of the long-term incentive awards as shares of restricted stock.

The 2007 awards of incentive stock options to our four named executive officers, two other officers and key employees vest ratably on an annual basis over a three-year period and have a term of seven years. The 2007 restricted stock awards to our key employees other than our four named executive officers and two other officers vest ratably on an annual basis over a five-year period. The incentive stock options, non-qualified stock options and restricted stock granted in 2007 to our Chief Accounting Officer upon his promotion to that position vest on March 15, 2010. The 2007 grants of non-qualified stock options and restricted stock (collectively, “Performance Awards”) to our four named executive officers and two other officers also vest ratably in three equal tranches, but vesting is contingent upon the Company’s achievement of three progressively higher performance levels (“Performance Targets”) for three performance measures, rather than vesting upon the passage of time.

Based upon the results of the Company’s annual budgeting process, the Compensation Committee adopted three levels of Performance Targets for three performance measures: (i) production volumes for the trailing 12 months, (ii) net income (defined as net income adjusted for non-cash components of net income such as unrealized mark-to market gains or losses on hedging activities and stock based compensation expense) for the trailing 12 months, and (iii) estimated quantities of proved reserves at the end of any fiscal quarter. The three performance measures were chosen because they are considered to be important drivers of increases in stockholder value.

The Performance Awards vest in three equal tranches, contingent upon the Company achieving the Performance Targets subsequent to the grant of the Performance Awards. The first tranche of Performance Awards vests upon our Compensation Committee determining, in its sole discretion, that the Company has achieved at least two of the first level of Performance Targets set for the three performance measures, but not sooner than one year from the grant date. The second tranche of Performance Awards vests upon our Compensation Committee determining that the Company has achieved (i) at least two of the second level of Performance Targets set for the three performance measures and (ii) and all three of the first level of Performance Targets. The third tranche of Performance Awards vests upon our Compensation Committee determining that the Company has achieved (i) at least two of the third level of Performance Targets set for the three performance measures and (ii) and all three of the second level of Performance Targets.

Vested non-qualified stock options that are not exercised and Performance Awards that have not vested will terminate and be forfeited seven years after the date of award. It is the intention of the Compensation Committee that the Performance Awards will fully vest over a three-year period assuming that the Company successfully executes its business plan during that period and achieves the Performance Targets during the three years following the date of grant. Many factors, however, are not finally determinable at the time of grant, including our level of capital spending, our results of operations and unforeseen circumstances that may arise in any given year, and make it difficult to determine at the time of grant whether or not the Performance Targets will be attained over a three-year period, if ever.

Similar awards were made to the four named executive officers and two other officers in April 2006. Based on the performance measures adopted in connection with those awards, the Compensation Committee determined in November 2007 that the Company had achieved the Performance Targets necessary for the first tranche of the 2006 Performance Awards to vest.

Retirement benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to employees are currently provided through a tax-qualified profit sharing and 401(k) plan (our “Savings Plan”), in which eligible salaried employees may participate, including our four named executive officers. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation by up to 50%, up to the statutorily prescribed limit of $15,500 ($20,500 for employees age 50 and older) in calendar year 2007, and have the amount of any reduction contributed to the Savings Plan. We match 50% of each employee’s contributions to the Savings Plan, up to a maximum of 3% of the employee’s annual compensation (up to the statutory limit of $225,000 in 2007). Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. Executives participate in the Savings Plan on the same basis as other employees.

The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59 1/2 distributions. We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to attract and retain employees for critical positions within our organization.

Perquisites

During 2007, our Chief Executive Officer and Chief Financial Officer received the membership fees, club dues and assessments for a downtown Houston luncheon club. Our use of perquisites as an element of compensation is limited and is based on historical practices. We do not view perquisites as a significant element of our compensation structure. The compensation committee annually reviews the perquisites provided to determine if they are appropriate and if any adjustments are warranted. Total perquisites provided in 2007 were less than $10,000 for all of our named executive officers combined.

Corporate Change Arrangements

All awards granted under our 2006 Plan automatically accelerate and all restrictions lapse in the event of a “corporate change” in the Company and, within a one-year period following the corporate change, (i) a participant voluntarily terminates his employment for good reason or (ii) a participant’s employment is terminated for any reason other than death, cause, or inability to perform services. A corporate change includes the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with a non-affiliated corporation, the sale of substantially all of our assets, or if there is a change in control of the Company. In the event of a corporate change, our named executive officers would be entitled to acceleration of awards having values of $55,463 (Mr. Seré), $31,070 (Mr. Rankin), and $18,023 (Messrs. Malone and Camp) as of December 31, 2007.

In 2007, we adopted corporate change arrangements for our executive officers and all of our other employees. These arrangements were intended to preserve morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or rumored corporate change in control of the Company. We believe that these arrangements aligned our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of our stockholders without undue concern over whether the transactions might jeopardize the continued employment of our executive officers and other employees. All of the corporate change arrangements, which were described in detail in our Proxy Statement for the 2007 Annual Meeting of Stockholders and in Part III of our Annual Report on Form 10-K for the year ended December 31, 2006, terminated pursuant to their terms on February 1, 2008.

Elements of Post-Termination Compensation

We provide, in accordance with the terms of their respective employment agreements, additional compensation to our Chief Executive Officer and Chief Financial Officer upon a termination of any such officer’s employment other than “for cause.” In the event of such termination, the terminated officer is to receive (i) 1.5 times his annual base salary, which amount would currently be equal to $472,500 for our Chief Executive Officer and $378,000 for our Chief Financial Officer, plus (ii) his base salary, reimbursable expenses, and vacation that is accrued but unpaid through the termination date. In addition, such terminated officer shall also receive payment or reimbursement for any COBRA premiums paid or incurred by the officer for COBRA continuation coverage for himself and his eligible dependents for a period of 18 months following the end of the month of his termination, which coverage would cost $17,118 for each executive. We believe that these payments are reasonable in that they provide a standard form of post-employment compensation to such officers to compensate such officers for the premature termination of their employment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and senior executives. These agreements provide that we will, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our Certificate of Incorporation, Bylaws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executives and independent, non-management directors.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Code”) limits our ability to deduct as an expense, compensation in excess of $1 million paid to our Chief Executive Officer and our other named executive officers unless certain specific and detailed criteria are satisfied. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. We believe that it is desirable to structure compensation of our four named executive officers so that the compensation will be deductible. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Conclusion

We believe the compensation that we have provided to each of our named executive officers is reasonable and appropriate to facilitate the achievement of our operational objectives. We believe the compensation programs and policies that our Compensation Committee has designed effectively motivate our named executive officers on both a short-term and long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the interests of our named executive officers with those of our stockholders in order to maximize stockholder wealth.

Summary Compensation Table for 2007

The table below sets forth information regarding 2007 compensation for our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation Earnings ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)(5)	Total ($)
J. Darby Seré	2007	$315,000	—	$9,070	$58,473	$177,188	—	$19,353	$579,084
Chairman, President and CEO	2006	$300,000	$45,000	$14,051	$56,564	$101,250	—	$22,472	$539,337

William C. Rankin	2007	$252,000	—	$5,082	$33,591	$118,125	—	$25,718	$434,516
Executive Vice President and Chief Financial Officer	2006	$240,000	$30,000	$7,875	$31,679	$67,500	—	$26,008	$403,062

Philip G. Malone	2007	$204,750	—	$3,562	$20,279	$76,781	—	$7,482	$312,854
Senior Vice President, Exploration	2006	$195,000	$19,500	$3,954	$15,913	$43,875	—	$6,958	$285,200

Brett S. Camp	2007	$204,750	—	$3,562	$20,729	$76,781	—	$7,005	$312,377
Senior Vice President, Operations	2006	$195,000	$19,500	$3,954	$15,913	$43,875	—	$6,777	$285,019

(1)	The named executive officers were paid additional bonuses equal to 25% of their target percentage of annual base salary, respectively, in recognition of individual contributions during calendar year 2006.
(2)	Represents grant date fair value as determined in accordance with FAS 123R. Please see the discussion of the assumptions made in the valuation of these awards in footnote 13 to the financial statements for the year ended December 31, 2007, and footnote 13 to the financial statements for the year ended December 31, 2006, which were included in our 2007 Annual Report on Form 10-K and our 2006 Annual Report on Form 10-K, respectively.
(3)	Please see the discussion of the assumptions made in the valuation of these awards in the financial statements for the year ended December 31, 2007, and the financial statements for the year ended December 31, 2006, which were included in our 2007 Annual Report on Form 10-K and our 2006 Annual Report on Form 10-K, respectively. We adopted the fair value recognition provisions of SFAS No. 123(R) effective January 1, 2006. Under the SFAS No. 123(R), we recorded compensation expense in our Audited Consolidated Financial Statements for the year ended December 31, 2007, and for the year ended December 31, 2006, with respect to the awards included in this table. See “Note 1 Summary of Significant Accounting Policies” for further discussion of the accounting treatment for these options.
(4)	Represents annual performance bonuses paid during March of the year subsequent to performance. Bonuses for 2007 were equal to 93.75% of the named executive officer’s bonus target percentage of annual base salary based on the pre-established financial, production and proved reserves performance objectives for 2007 under non-equity incentives established by our Compensation Committee. For details regarding the payment of 2007 performance bonuses, see “Elements of Compensation—Annual cash incentives” above. Bonuses for 2006 were equal to 56.25% of the named executive officer’s bonus target percentage of annual base salary based on the pre-established financial, production and proved reserves performance objectives for 2006 under non-equity incentives established by our Compensation Committee.
(5)	All other compensation paid to Messrs. Seré and Rankin consists of matching 50% of their respective 401(k) plan contributions, premiums for group life insurance coverage in excess of $50,000, parking fees, club dues for a downtown Houston luncheon club, and pay for unused vacation. For Messrs. Malone and Camp, all other compensation consists only of matching 50% of their respective 401(k) plan contributions and premiums for group life insurance coverage in excess of $50,000.

Grants of Plan-Based Awards in 2007

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/ Share) (4)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Darby Seré	September 20, 2007	—	—	—	—	—	—	7,590	82,623	$8.30	$136,128
		$47,250	$189,000	$330,750	—	—	—	—	—	—	—

William C. Rankin	September 20, 2007	—	—	—	—	—	—	4,251	46,266	$8.30	$76,231
		$31,500	$126,000	$220,500	—	—	—	—	—	—	—
Philip G. Malone	September 20, 2007	—	—	—	—	—	—	2,466	26,850	$8.30	$44,235
		$20,475	$81,900	$143,325	—	—	—	—	—	—	—

Brett S. Camp	September 20, 2007	—	—	—	—	—	—	2,466	26,850	$8.30	$44,235
		$20,475	$81,900	$143,325	—	—	—	—	—	—	—

(1)	We provide annual cash bonus opportunities for our four named executive officers and two other officers under an annual incentive compensation plan See “Elements of Compensation—Annual cash incentives” above for details regarding the payment of 2007 performance bonuses. The columns under this heading reflect the threshold, target and maximum amounts that could have been paid to the named executive officers for the 2007 plan year. Actual amounts paid to each named executive officer for the 2007 plan year are set forth in the 2007 Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.
(2)	Restricted stock granted to named executive officers in 2007 will vest to the extent that performance measures are achieved as discussed above in “Elements of Compensation—Long-term incentives”.
(3)	A portion of stock option awards granted to named executive officers in 2007 took the form of incentive stock options or nonqualified stock options that vest ratably over a three-year period. Incentive stock options granted to named executive officers were: Mr. Seré—36,144 shares, Mr. Rankin—23,133 shares, Mr. Malone—13,425 shares, and Mr. Camp—13,425 shares. Nonqualified stock options granted with a three-year vesting period were 5,166 shares for Mr. Seré.
(4)	The exercise price of stock options granted on September 20, 2007 was set by the Compensation Committee at the same exercise price that was set in March 2007 for the grants of incentive stock options to our key employees for parity of treatment. That price was significantly higher than $5.23 per share, the closing price of the Company’s common stock on the NASDAQ Global Market on the grant date.

Outstanding Equity Awards at December 31, 2007

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2007.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)		Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Exercisable	Unexercisable(1)
J. Darby Seré	53,320 106,660 213,320 106,660 16,227 —	— — — — 16,226 41,310	— — — — 16,228 41,313	$ $ $ $ $ $	2.50 2.50 2.50 2.50 13.00 8.30	December 7, 2010 May 19, 2013 September 22, 2013 April 27, 2014 April 18, 2013 September 20, 2014	— — — — — —	— — — — — —	— — — — 3,076 7,590	$ $	— — — — 15,995 39,468

William C. Rankin	186,680 93,340 186,680 93,340 9,088 —	— — — — 9,088 23,133	— — — — 9,088 23,133	$ $ $ $ $ $	2.50 2.50 2.50 2.50 13.00 8.30	December 7, 2010 May 19, 2013 September 22, 2013 April 27, 2014 April 18, 2013 September 20, 2014	— — — — — —	— — — — — —	— — — — 1,724 4,251	$ $	— — — — 8,965 22,105

Philip G. Malone	5,274 —	5,274 13,425	5,274 13,425	$ $	13.00 8.30	April 18, 2013 September 20, 2014	— —	— —	1,000 2,466	$ $	5,200 12,823

Brett S. Camp	5,274 —	5,274 13,425	5,274 13,425	$ $	13.00 8.30	April 18, 2013 September 20, 2014	— —	— —	1,000 2,466	$ $	5,200 12,823

(1)	Represents incentive stock options, and in Mr. Seré’s case, incentive stock options and 6,008 non-qualified stock options, that vest ratably over a three-year period.
(2)	Represents non-qualified stock options that vest in three tranches upon the achievement of certain performance targets by the Company.
(3)	Based on the closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2007.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by our named executive officers and restricted stock awards to our named executive officers that vested in 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Darby Seré	—	—	1,538	$7,736
William C. Rankin	—	—	862	$4,336
Philip G. Malone	—	—	500	$2,515
Brett S. Camp	—	—	500	$2,515

2007 Director Compensation

The following table sets forth certain information concerning the compensation earned in 2007 by our non-employee directors who served in 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Hord Armstrong, III	$88,100	—	—	—	—	—	$88,100
James C. Crain	$79,300	—	—	—	—	—	$79,300
Stanley L. Graves	$78,500	—	—	—	—	—	$78,500
Charles D. Haynes	$79,700	—	—	—	—	—	$79,700
W. Howard Keenan, Jr.(2)	—	—	—	—	—	—	—

(1)	Reflects fees paid or earned by our independent directors in 2007. Each independent, non-employee director earned the following: an annual retainer of $60,000 and $1,500 for each board meeting and $1,000 for each committee meeting, if attended in person, or a fee of $200 per hour if attended by phone. Mr. Armstrong received $10,000 as compensation for serving as the Chair of the Audit Committee and $5,000 as compensation for serving as the Chair of the Nominating, Corporate Governance and Ethics Committee. Mr. Haynes received an additional $5,000 for serving as Chair of the Compensation Committee. All directors are reimbursed for reasonable expenses incurred in their service on our board of directors. In January 2008, after reviewing a study of compensation practices of the Compensation Peer Group prepared by the Compensation Consultant, the Committee approved for recommendation to the Board of Directors and, the Board voted to change the method of compensating our independent directors for 2008, leaving the annual retainer at $60,000 per independent director but paying one-half of that retainer in shares of common stock valued at the closing price per share on the NASDAQ Global Market on March 24, 2008, the date of the payments using stock.
(2)	Mr. Keenan does not receive any compensation for serving as a director. Mr. Keenan is a member and a manager of the general partner of Yorktown Energy Partners IV, L.P., our controlling stockholder, and may be deemed to beneficially own the shares held by Yorktown and is not deemed to be “independent” under the current rules of the listing standards of NASDAQ and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of directors who are not our current or former employees, each of whom meets the applicable definition of “independent” under the current rules of the listing standards of NASDAQ and SEC rules and regulations. None of the members of the Compensation Committee during fiscal 2007 (i) had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions or (ii) was an executive officer of a company of which any one of our executive officers is a director. The Compensation Committee is responsible for establishing and administering our executive compensation policies. Members of our Compensation Committee do not have any interlocks with other companies.

Compensation Committee Report

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this proxy statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed, and discussed with GeoMet’s management, the Compensation Discussion and Analysis contained in this proxy statement. Based on these discussions, and the Committee’s review of the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee recommended to the board of directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee

Charles D. Haynes, Chairman

James C. Crain

Stanley L. Graves

Certain Relationships and Related Party Transactions

Although at present we have no related party transactions, we may from time to time enter into transactions with “related persons.” Related persons include our directors and executive officers, nominees for director, 5% or more beneficial owners of our common stock, and immediate family members of such persons. As set forth in our Audit Committee Charter, a current copy of which is available on our website at www.geometinc.com, any related person transaction that is required to be disclosed pursuant to SEC Regulations must be reviewed and approved by our Audit Committee. All of our employees, including our executive officers and directors, are subject to our Code of Business Conduct and Ethics, which is also available on our website. Our Code of Business Conduct and Ethics sets forth policy guidelines aimed at preventing any conflicts of interest with our company. Our Code of Business Conduct and Ethics further imposes prohibitions and duties designed to prevent employees, officers and directors from taking personal advantage of corporate opportunities. Any exceptions to these policies require the management and the Board of Directors to be fully informed and to determine that any undertaking is consistent with the Company’s business objectives.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

It is contemplated that the 2009 annual meeting of Stockholders of the Company will take place during the first half of May 2009. Stockholder proposals for inclusion in the Company’s proxy materials for the 2009 annual meeting of Stockholders must be received by the Company at its offices in Houston, Texas, addressed to the Secretary of the Company, on or before November 1, 2008; provided, that if the 2009 annual meeting of Stockholders is changed by more than 30 days from the presently contemplated date, then proposals must be received a reasonable time in advance of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who own more than 10% of any class of our securities registered under Section 12(g) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports furnished to us during the fiscal year ended December 31, 2007, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) complied with all applicable reporting requirements with the following exceptions. Effective September 20, 2007, Messrs. Seré, Rankin, Camp and Malone were granted awards under the Company’s 2006 Long Term Incentive Plan. These share-based awards have not vested and were reported by these executive officers on December 20, 2007. Tony Oviedo, our Chief Accounting Officer, was granted incentive stock options, non-qualified stock options and restricted stock awards on November 20, 2007, following his appointment to that position. The grant, which vests on March 15, 2010, was reported on November 30, 2007.

ANNUAL REPORT

The Company has provided without charge to each person whose proxy is solicited hereby a copy of the 2007 Annual Report of the Company, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (including the audited consolidated financial statements) filed with the SEC. Additional copies of the Annual Report may be obtained without charge upon written request to the Company, GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas, 77010, Attention: Corporate Secretary.

OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If, however, any other matters are properly brought before the 2008 Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ STEPHEN M. SMITH
Stephen M. Smith
Secretary

909 FANNIN, SUITE 1850 HOUSTON, TX 77010	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by GeoMet, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GeoMet, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GEOMT1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	GEOMET, INC.
	The Company’s Board of Directors recommends a vote FOR proposal 1, with no exceptions.						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	1.	Election of Directors:
		01)	J. Hord Armstrong, III	05)	W. Howard Keenan, Jr.
		02)	James C. Crain	06)	Philip G. Malone
		03)	Stanley L. Graves	07)	J. Darby Seré		☐	☐	☐
		04)	Charles D. Haynes

2.	In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

Please sign this proxy as your name(s) appear(s) hereon. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please indicate if you plan to attend this meeting.					☐	☐

					Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your vote is important. Thank you for voting.

(Complete and mail the proxy card only if you do not vote by phone or Internet.)

Proxy Card must be signed and dated on the reverse side.

\*/ Please fold and detach card at perforation before mailing. \*/

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

GEOMET, INC.

This Proxy Is Solicited On Behalf Of The Board Of Directors

I have received the Notice of Annual Meeting of Stockholders to be held on May, 9, 2008, at 10:00 a.m., Central, in the Governors Room at the Houston Center Club, located at 1100 Caroline St., 1st City Tower Parking Building, 11th Floor, Houston, Texas 77002, and a Proxy Statement furnished by the Board of Directors of GeoMet, Inc. (the “Company”) for the Meeting. I appoint J. Darby Seré and William C. Rankin, and each of them, as proxies with power of substitution in each, to represent me and to vote all the shares of common stock of the Company that I am entitled to vote at the Annual Meeting on May 9, 2008 in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other matters that come before the meeting.

IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT IF YOU DO NOT SPECIFY HOW THE PROXY SHOULD BE VOTED, IT WILL BE VOTED “FOR” PROPOSAL 1 (WITH NO EXCEPTIONS).

(Continued and to be signed on reverse side)